                                                                       EX-99.p.6

                              JOINT CODE OF ETHICS

                   HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC
                            HOTCHKIS AND WILEY FUNDS

                                   May 9, 2006

     This Code of Ethics is adopted by Hotchkis  and Wiley  Capital  Management,
LLC ("HWCM") and Hotchkis and Wiley Funds (the  "Funds")  pursuant to Rule 17j-1 under the  Investment  Company  Act of 1940,  as amended  ("1940  Act") and Rule
204A-1  under the  Investment  Advisers Act of 1940,  as amended (the  "Advisers
Act").  Except  where  noted,  the Code  applies to all HWCM  employees  and all
"Advisory Persons" (as defined in Rule 17j-1) of the Funds.(1)

Section 1 - Statement of General  Fiduciary  Principles and Standard of Business
     Conduct

     The Code of Ethics is based on the fundamental  principle that HWCM and its employees must put client  interests first. As an investment  adviser,  HWCM has fiduciary  responsibilities  to its clients,  including  the Funds and any other
investment   companies  for  which  it  serves  as  an  investment   adviser  or
sub-adviser.  Among HWCM's fiduciary  responsibilities  is the responsibility to ensure that its employees  conduct their personal  securities  transactions in a manner  which  does not  interfere  or  appear  to  interfere  with  any  client transactions,  or  otherwise  take unfair  advantage of HWCM's  relationship  to clients.  All  employees  must adhere to this  fundamental  principle as well as comply with the specific provisions set forth herein.

     More generally,  HWCM standards of business conduct are based on principles of openness,  integrity,  honesty and trust.  It bears  emphasis that  technical compliance  with  the  Code  of  Ethics  will  not  insulate  from  scrutiny  of transactions  which  show a  pattern  of  compromise  or abuse of an  employee's fiduciary responsibilities to the clients.  Accordingly, all employees must seek to avoid any actual or potential conflicts, or the appearance of such conflicts, between their personal interests and the interests of clients.

Section 2 - Standards of Business Conduct

A.   Compliance with Laws and Regulations

     Employees must comply with applicable  federal  securities laws. As part of this requirement,  employees are not permitted,  in connection with the purchase or sale,  directly  or  indirectly,  of a security  held or to be  acquired by a client:

a.   To defraud such client in any manner;

b.   To mislead such client,  including  making a statement  that omits material facts;

c.   To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d.   To engage in any manipulative practice with respect to such client; or

e.   To  engage  in  any  manipulative  practice  with  respect  to  securities, including price manipulation.

B.   Conflicts of Interest

     As a fiduciary, HWCM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best  interests  of its clients.  Compliance  with this duty can be  achieved  by trying to avoid  conflicts  of  interest  and by fully disclosing  all material  facts  concerning  any  conflict  that does arise with respect to any client. Employees must try to avoid situations that have even the appearance of conflict or impropriety.

     Conflicts Among Client Interests. Conflicts of interest may arise where the firm or its  employees  have  reason to favor the  interest  of one client  over another (e.g.,  larger accounts over smaller accounts,  accounts  compensated by performance fees over accounts not so compensated). HWCM prohibits inappropriate favoritism of one client over another  client that would  constitute a breach of fiduciary duty.

     Competing with Client Trades. Employees are prohibited from using knowledge about pending or currently  considered  securities  transactions  for clients to profit  personally,  directly or indirectly,  as a result of such  transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions are also addressed more specifically in Section 3.

C.   Insider Trading Policy

     Employees are  prohibited  from buying or selling any security while in the possession of material  nonpublic  information about the issuer of the security.
Material  information  is  generally  defined as  information  that a reasonable investor  would  likely  consider  important  in  making  his or her  investment decision or information that is reasonably  certain to have a substantial effect on the price of a company's  securities.  Information is nonpublic unless it has been effectively communicated to the market place. It is the SEC's position that the term "material nonpublic  information"  relates not only to issuers but also
to  HWCM's  securities   recommendations  and  client  securities  holdings  and
transactions.

     Employees  are also  prohibited  from  communicating  to third  parties any material  nonpublic  information  about any  security  or issuer of  securities.
Additionally,  no employee may use inside  information  about HWCM activities to benefit any client or to gain  personal  benefit.  Any  violation  may result in sanctions, which could include termination of employment with HWCM. (See Section
9--Sanctions.)

     For more information  regarding HWCM's Insider Trading Policy, see the Code of Conduct in Tab 3 of the Compliance Manual.

Section 3 - Restrictions Relating to Securities Transactions

A.   General Trading Restrictions for all Employees

     The following restrictions apply to all employees:

1.   Employee Reporting. All employees are subject to the reporting requirements described in Section 5. These requirements extend to accounts of employees'
     spouses,  dependent relatives,  trustee and custodial accounts or any other account in which the  employee  has a financial  interest or over which the employee  has  investment  discretion  (other  than HWCM  managed  separate accounts).

2.   Preclearance.  All employees  must obtain  written  approval from the Chief
     Compliance Officer (`CCO") or preclearance  delegatee prior to entering any securities transaction (with the exception of exempted securities as listed in Section 4) in all accounts.  Approval of a transaction,  once given,  is effective  for 3 business  days,  including  the day  approval  was granted
     (unless otherwise specified in the written approval), or until the employee discovers that the  information  provided at the time the  transaction  was approved is no longer accurate.  Any transaction not completed within the 3 day (or other specified) time period will require reapproval.

     Transactions  in the Funds or other mutual funds advised or  sub-advised by
     HWCM  need  preclearance.   Setting  up  systematic   contributions  and/or
     withdrawals also needs preclearance, but subsequent systematic transactions do not need preclearance.  Exchanges into and out of an HWCM-advised mutual fund in the Hotchkis and Wiley 401(k) plan need  preclearance.  A change in percentage  allocation for future  contribution in an  HWCM-advised  mutual fund in the HWCM 401(k) plan does not need preclearance.

     Employees  may  preclear  trades  only in cases  where  they have a present intention to transact in the security for which  preclearance is sought. It is  HWCM's  view that it is not  appropriate  for an  employee  to obtain a general or open-ended  preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market  developments.  This  requirement  would not  prohibit a price limit order,  provided  that the  employee  has a present  intention  to effect a transaction at such price.  Consistent with the foregoing,  an employee may not simultaneously request preclearance to buy and sell the same security.

     Personal  trades of  Compliance  employees  must be  precleared  by another person from the Compliance Department.

3.   Restrictions on Transactions. No employee may purchase or sell any security which  at the  time  is  being  purchased  or  sold,  or to the  employee's knowledge is being  considered  for purchase or sale, by any Fund, or other mutual fund or separate account managed by HWCM (each, an "HWCM Client").

4.   Restrictions  on  Related  Securities.   The  restrictions  and  procedures
     applicable to the transactions in securities by employees set forth in this
     Code of Ethics shall  similarly  apply to securities that are issued by the same issuer and whose value or return is related,  in whole or in part,  to the value or return of the security purchased or sold or being contemplated for  purchase or sale during the  relevant  period by an HWCM  Client.  For example, options or warrants to purchase common stock, and convertible debt and convertible  preferred stock of a particular issuer would be considered related to the underlying  common stock of that issuer for purposes of this policy.  In sum,  the related  security  would be treated as if it were the underlying  security  for  the  purpose  of  the  pre-clearance  procedures described herein.

5.   Private  Placements.  Employee  purchases and sales of "private  placement"
     securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared  directly with the
     CCO or a  preclearance  delegatee.  No  employee  may  engage  in any  such transaction  unless the CCO or a preclerance  delegatee and the  employee's manager have each  previously  determined in writing that the  contemplated investment  does not involve any potential for conflict with the investment activities of any HWCM Client.

     If, after  receiving  the required  approval,  an employee has any material role in the subsequent consideration by any HWCM Client of an investment in the same or  affiliated  issuer,  the  employee  must  disclose  his or her interest in the private placement  investment to the CCO and the employee's manager.  The  decision  to  purchase  securities  of the issuer by an HWCM
     Client  account  must  be  independently  reviewed  and  authorized  by the employee's manager.

6.   Initial  Public  Offerings.  Employees are  prohibited  from  acquiring any securities in an initial public offering.

7.   Blackout  Periods.  Employees  may  not  buy or sell a  security  within  7 calendar days either before or after a target  percentage  purchase or sale of the same or related  security by an HWCM Client account  (excluding cash flow trades).  For example,  if a Fund trades a security on day 0, day 8 is the  first  day an  employee  may  trade  the  security  for his or her own account. Personal trades for employees, however, shall have no effect on an
     HWCM Client account's ability to trade.

8.   Establishing  Positions Counter to HWCM Client  Positions.  An employee may not establish a long position in his or her personal  account in a security if an HWCM Client  account  would  benefit  from a decrease in the value of
     such  security.   For  example,   an  employee  would  be  prohibited  from
     establishing  a long  position  if (1) a Fund  holds a put  option  on such security  (aside from a put purchased for hedging  purposes  where the Fund holds the underlying  security);  (2) the Fund has written a call option on such  security;  or (3) the Fund has sold such security  short,  other than
     "against-the-box."

     Employees  may not  purchase a put option or write a call  option  where an
     HWCM  Client  account  holds a long  position in the  underlying  security.
     Employees  may not short sell any  security  where an HWCM  Client  account holds a long  position  in the same  security  or where  such  HWCM  Client account otherwise  maintains a position in respect of which the HWCM Client account would  benefit from an increase in the value of the security.  This restriction does not apply to exchange traded funds which may be used by an
     HWCM Client account to equitize cash.

9.   Prohibition on Short-Term Profits.  Employees are prohibited from profiting on any sale and subsequent  purchase,  or any purchase and subsequent sale, of the same (or equivalent)  securities  occurring  within 60 calendar days
     ("short-term  profit").  This holding  period also applies to all permitted option transactions;  therefore,  for example, an employee may not purchase or write an option if the option will  expire in less than 60 days  (unless such a person is buying or writing  an option on a security  that he or she has held  more  than 60  days).  In  determining  short-term  profits,  all transactions within a 60-day period in all accounts related to the employee will  be  taken  into  consideration  in  determining  short-term  profits, regardless  of his or her  intentions to do otherwise  (e.g.,  tax or other trading  strategies).  Should an  employee  fail to  preclear  a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses  related to the trade borne by the employee,  and he or she would be required to disgorge the profit.  Transactions not required to be precleared  under Section 3 will not be subject to this  prohibition.
     Exchanges between the Funds and other HWCM-advised  mutual funds within the
     HWCM  401(k)  plan  also  are not  subject  to this  prohibition.  However, transactions in direct holdings of the Funds and other HWCM-advised  mutual funds are subject to this prohibition,  excluding  accounts with systematic contributions and/or withdrawals.

B.   Trading Restrictions for Independent Trustees of a Fund

     The following  restrictions  apply only to  Independent  Trustees of a Fund
(i.e.,  any  Trustee  who is not an  "interested  person" of a Fund,  within the meaning of the 1940 Act):

     1.   Restrictions  on Purchases.  No  Independent  Trustee may purchase any security  which,  to the  Trustee's  knowledge  at the time,  is being purchased or is being  considered  for purchase by a Fund for which he or she is a Trustee.

     2.   Restrictions  on Sales.  No Independent  Trustee may sell any security which,  to the  Trustee's  knowledge at the time,  is being sold or is being  considered  for  sale  by any  Fund  for  which  he or she is a
          Trustee.

     3.   Restrictions   on  Trades  in   Securities   Related  in  Value.   The
          restrictions   applicable  to  the   transactions   in  securities  by
          Independent  Trustees  shall  similarly  apply to securities  that are issued by the same  issuer and whose  value or return is  related,  in whole or in part, to the value or return of the security  purchased or sold  by any  Fund  for  which  he or she is a  Trustee  (see  Section
          3.A.4.).

Section 4 - Exempted Transactions/Securities

     HWCM has  determined  that the  following  securities  transactions  do not present the opportunity for improper trading activities that Rule 17j-1 and Rule
204A-1 are designed to prevent; therefore, the restrictions set forth in Section
3  (including  preclearance,  prohibition  on  short-term  profits and  blackout periods) shall not apply.

A.   Purchases  or sales in an account  over which the employee has no direct or indirect  influence  or  control  (e.g.,  an  account  managed  on a  fully discretionary basis by an investment adviser or trustee).

B.   Purchases or sales of direct obligations of the U.S. Government.

C.   Purchases or sales of bank certificates,  bankers  acceptances,  commercial paper  and  other  high  quality  short-term  debt  instruments,  including repurchase agreements.

D.   Purchases or sales of open-end registered  investment  companies (including money  market  funds),  variable  annuities  and  unit  investment  trusts, excluding the Funds and other mutual funds advised or  sub-advised by HWCM.
     However,  all ETFs and unit  investment  trusts  (including  SPDRs) must be precleared.

E.   Employer stock purchased and sold through  employer-sponsored benefit plans in which the spouse of an HWCM  employee may  participate  (e.g.,  employee stock  purchase  plans or 401(k) plans) and sales of employer stock (or the exercise of stock  options)  that is received  as  compensation  by an HWCM employee's spouse.

F.   Purchases  or sales which are  non-volitional  on the part of the  employee
     (e.g., an in-the-money option that is automatically  exercised by a broker;
     a security that is called away as a result of an exercise of an option;  or a security that is sold by a broker, without employee  consultation,  i.e., to meet a margin call not met by the employee).

G.   Purchases  which are made by  reinvesting  cash  dividends  pursuant  to an automatic dividend reinvestment plan.

H.   Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

I.   Purchases or sales of commodities,  futures (including currency futures and futures  on  broad-based  indices),  options  on  futures  and  options  on broad-based indices. Currently,  "broad-based indices" include only the S&P
     100, S&P 500, FTSE 100 and Nikkei 225.

J.   The receipt of a bona fide gift of  securities.  (Donations of  securities, however, require preclearance.)

K.   Purchases  of  municipal  bonds  (including  529  plans) and  auction  rate securities.

Section 5 - Reporting by Employees

     The requirements of this Section 5 apply to all employees. The requirements will also  apply to all  transactions  in the  accounts  of  spouses,  dependent relatives and members of the same household,  trustee and custodial  accounts or any other  account in which the employee has a financial  interest or over which the  employee  has  investment  discretion.  The  requirements  do not  apply to securities  acquired  for  accounts  over  which the  employee  has no direct or indirect control or influence.

     Employees are deemed to have complied with the requirements of Section 6.B.
and C. provided that the Compliance Department receives duplicate statements and confirmations  and such  statements and confirms  contain all of the information required in Section 5.B and C. Employees who do not have any brokerage  accounts are not  required  to  submit a  quarterly  report  noting  that  they  have not transacted  in  reportable  securities.  However,  they are  required to confirm annually that they do not have any brokerage accounts.

     With  respect to exempt  securities  referred  to in Section 4 which do not require  preclearance/reporting,  employees must nonetheless report those exempt securities defined in Section 4.D.-K as described below, except mutual funds not advised by HWCM.

     Employees who effect reportable transactions outside of a brokerage account
(e.g.,  optional  purchases  or sales  through an automatic  investment  program directly with an issuer) will be deemed to have  complied with this  requirement by  preclearing  transactions  with the  Compliance  Department and by reporting their holdings quarterly on the "Personal Securities Holdings" form, as required by the Compliance Department.

A.   Initial  Holdings  Report.  Each new employee  will be given a copy of this
     Code of Ethics upon  commencement  of  employment.  All new employees  must disclose their personal  securities  holdings to the Compliance  Department within  10  days of  commencement  of  employment  with  HWCM.  (Similarly, securities  holdings  of all new related  accounts  must be reported to the
     Compliance  Department within 10 days of the date that such account becomes related to the employee.)  Information must be current as of a date no more than 45 days prior to the date the report was submitted.

1.   Initial  holdings  reports must identify the title and type of the security
     (including,  as  applicable,  the exchange  ticker symbol or CUSIP number), number of shares,  and  principal  amount  with  respect  to each  security holding. Within 10 days of commencement of employment,  each employee shall file an Acknowledgement  stating that he or she has been supplied a copy of and has read and understands the provisions of the Code.

2.   The name of any broker, dealer or bank with whom the employee maintained an account  in which any  securities  were held for the  direct  and  indirect benefit of the employee as of the date the  individual  became an employee;
     and

3.   The date that the report is submitted by the employee.

B.   Quarterly  Transaction  Report.  All  employees  must  submit no later than thirty (30) calendar  days  following the end of each quarter a list of all securities transacted during the quarter.

1.   Each  employee  shall report all  transactions  in  securities in which the person  has,  or by  reason of such  transaction  acquires,  any  direct or indirect beneficial  ownership.  Reports shall be filed with the Compliance
     Department   quarterly.   Each  employee  must  also  report  any  personal
     securities  accounts  established during the quarter.  The CCO shall submit confidential  quarterly  reports  with  respect to his or her own  personal securities  transactions and personal securities accounts established to an officer  designated  to receive  his or her  reports,  who shall act in all respects in the manner prescribed herein for the CCO.

2.   Every  report  shall be made no  later  than 30 days  after  the end of the calendar  quarter in which the  transaction to which the report relates was effected, and shall contain the following information:

(i)  The date of the transaction,  the title security (including, as applicable, the exchange ticker symbol or CUSIP number), the interest rate and maturity
     (if applicable), the number of shares and principal amount of each security involved;

(ii) The nature of the transaction  (i.e.,  purchase,  sale or any other type of acquisition or disposition);

(iii) The price of the security at which the transaction was effected;

(iv) The  name  of the  broker,  dealer  or  bank  with  or  through  which  the transaction was effected;

(v)  The date the report is submitted by the employee; and

(vi) With  respect to any personal  securities  account  established  during the quarter, the broker,  dealer or bank with whom the account was established, and the date the account was established.

3.   In the event the employee has no reportable  items during the quarter,  the report should be so noted and returned signed and dated.

C.   Annual Holdings Report. All employees must submit an annual holdings report reflecting  holdings as of a date no more than 45 days before the report is submitted.  As indicated  above,  employees who provide monthly  statements directly  from  their  brokers/dealers  are  deemed  to have  automatically complied with this  requirement,  provided the reports contain all required information set forth in Section 5.A above.

D.   Annual Certification of Compliance;  Amendments to Code. All HWCM employees must certify annually to the Compliance  Department that (1) they have read and  understand  and agree to abide by this Code of  Ethics;  (2) they have complied with all  requirements of the Code of Ethics,  except as otherwise notified  by or reported to the  Compliance  Department  that they have not complied with certain of such requirements;  and (3) they have reported all transactions  required  to be reported  under the Code of Ethics.  All HWCM employees must receive and acknowledge  receipt of any material  amendments to the Code of Ethics.

E.   Review of Transactions and Holdings Reports.  All transactions  reports and holdings  reports  will be reviewed by  Compliance  personnel  according to procedures established by the Compliance Department.

Section 6 - Reporting by Independent Trustees of the Funds

     An  Independent  Trustee of the Funds need only report a  transaction  in a security  if the  Trustee,  at the time of that  transaction,  knew  or,  in the ordinary  course of  fulfilling  the official  duties of a Trustee of the Funds, should have known that, during the 15-day period immediately  preceding the date of the  transaction  by the Trustee,  the security was  purchased or sold by any
Fund or was being  considered  for  purchase or sale by any Fund for which he or she is a Trustee.  In reporting  such  transactions,  Independent  Trustees must provide:  the date of the transaction,  a complete  description of the security,
number  of  shares,   principal  amount,  nature  of  the  transaction,   price,
commission,  and  name  of  broker/dealer  through  which  the  transaction  was effected.

     As indicated in Section 5.D.  for  employees,  Independent  Trustees of the
Funds are similarly  required to certify  annually to the Compliance  Department that (1)  they  have  read and  understand  and  agree to abide by this  Code of
Ethics;  (2) they have  complied  with all  requirements  of the Code of Ethics, except as otherwise  notified by or reported to the Compliance  Department  that they have not  complied  with  certain of such  requirements;  and (3) they have reported all transactions required to be reported under the Code of Ethics.

Section 7 - Approval and Review by Board of Trustees

     The Board of  Trustees of the Funds,  including a majority of Trustees  who are Independent Trustees,  must approve this Code of Ethics.  Additionally,  any material  changes to this Code must be approved  by the Board  within six months after adoption of any material  change.  The Board must base its approval of the
Code  and any  material  changes  to the Code on a  determination  that the Code contains provisions  reasonably  necessary to prevent employees from engaging in any  conduct  prohibited  by Rule  17j-1.  Prior  to  approving  the Code or any material  change to the Code,  the Board must receive a  certification  from the
Funds and HWCM that each has adopted procedures  reasonably necessary to prevent employees from violating the Code of Ethics.

Section 8 - Review of HWCM Annual Report

     At least  annually,  the Funds and HWCM must furnish to the Funds' Board of
Trustees,  and the Board of Trustees must  consider,  a written  report that (1)
describes any issues  arising under this Code of Ethics or procedures  since the last report to the Board of Trustees, including, but not limited to, information about  material  violations  of the Code of Ethics or  procedures  and sanctions imposed in response to the material  violations and (2) certifies that the Funds and HWCM have adopted procedures  reasonably necessary to prevent HWCM employees from violating this Code of Ethics.

Section 9 - Sanctions

     Potential violations of the Code of Ethics must be brought to the attention of the CCO or her designee, will be investigated and, if appropriate,  sanctions will be imposed. Upon completion of the investigation,  if necessary, the matter may also be reviewed by the Chief Executive Officer and Chief Operating Officer,
which will determine whether any further sanctions should be imposed.  Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade,  disgorgement  of a profit or  absorption  of costs  associated  with a trade,  supervisor  approval  to trade for a  prescribed  period,  fine or other monetary  penalty,  suspension  of personal  trading  privileges,  suspension of employment (with or without compensation), and termination of employment.

Section 10 - Reporting Violations; Exceptions

     All  employees  are required to report any violation of this Code of Ethics by any  person  to the  CCO  immediately  upon  first  becoming  aware  of  such violation.  Failure  to report  violations  may  result in any of the  sanctions described in Section 9, including termination of employment.

     An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the Chief Executive
Officer and Chief  Operating  Officer that such  employee  would suffer  extreme financial  hardship  should an  exception  not be granted.  A  transaction  in a security, a change in the employee's investment objectives,  tax strategies,  or special new investment opportunities would not constitute acceptable reasons for a waiver.

Section 11 - Recordkeeping

     HWCM will maintain all records  relevant to this Code of Ethics as required under the Advisers Act and the 1940 Act.

(1)  The definition of "Advisory Persons"  includes,  among others, all trustees and officers of the Funds, and all directors and officers of HWCM.  Because there are no such  persons,  other  than the  Independent  Trustees  of the
     Funds,  who are not also employees of HWCM, this Code generally refers only to "Employees" or, where necessary, to "Independent Trustees."